UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Genesis HealthCare Corporation
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Presentation to ISS 26 March 2007

Summary Board focused on shareholder value – and the Board delivered Strong, Competitive Process Board rejects MBO/LBO bid, opts for competitive auction process including broad solicitation Significant bidding competition all the way to end Sale process drives deal price from $51.50 to $63.00 Since public announcement of $63.00 deal, no expressions of interest or higher offers have been received Demonstrable Value Delivered Opportunistic time for sale – company and industry valuations at or near all-time highs Value meaningfully in excess of standalone opportunities (including dividend recap or share buyback) At or above the high end of relevant transactions

Comprehensive Auction Process Goldman Sachs looked broadly at the potential buyers universe for Genesis HealthCare 15 buyers in total were contacted by Goldman Sachs Strategic Buyers 3 Financial Buyers 9 Real Estate Buyers 1 Since announcement, no other buyers have come forward Real Estate / Strategic Buyers 2

Sound Process Results in Premium Shareholder Value Board rejects initial $51.50 MBO/LBO bid as insufficient, opts for competitive auction process including broad solicitation Broad solicitation yields four highly interested bidders All four bidders stay in process and bid to end of auction All bidders aware of competitive dynamic; bidders under pressure not to “keep money in their pocket”

Process Delivered Value $51.50 Sep 2006 Jul 2006 Oct 2006 $53.00 $54.00 Nov 2006 Dec 2006 $60.00 $58.00 $62.00 $63.00 Jan 2007 $62.50 The process created a premium of 22.3% to the initial bid and a premium of 33.3% to the avg. undisturbed price X Process Start Average Undisturbed $47.24 Aug 2006 All-time High $52.85

Opportunistic Time to Consider a Sale Genesis was trading at its all-time high on the day of announcement The long term care sector as a whole was also close to record levels Any negative impact to Medicare reimbursement environment would likely cause multiple contraction LTC Composite EV / LTM EBITDA Last 1 Year 7.4x 8.0x Last 2 Years 7.2x 8.0x Last 3 Years 7.3x 7.8x Last 5 Years 7.1x NA Last 10 Years 8.1x NA Genesis EV / LTM EBITDA vs. 9.4x At Ann. vs. 11.0x Paid

Unmatched Financial Rationale The LTM EBITDA multiple paid exceeds that of any other transaction in the long term care, assisted living, or rehabilitation space and is meaningfully above the mean and median multiple paid in all healthcare services LBO transactions Multiple of LTM EBITDA LTC, ALF, and Rehabilitation: Mean 9.2x Median 9.4x Healthcare Services LBOs: Mean 8.8x Median 8.9x vs. 11.0x

Unmatched Financial Rationale (Cont’d) The premium paid in this transaction well exceeds that of the premium paid for any comparable period in other LBO transactions Premium Paid Initial Bid: Mean 4.4% Median 2.1% Undisturbed Price: Mean 23.8% Median 20.2% One Month Prior: Mean 24.4% Median 20.9% 52-week High: Mean (0.3)% Median 1.0% vs. 22.3% vs. 33.5% vs. 30.3% vs. 19.2%

Wall Street Supports the Sale and Price “we believe that investors would be well served to monetize their gains in a liquid trading environment for what we deem to be fair value Given the ongoing challenges in turning around the rehabilitation business and improving quality mix, this deal appears generous.” – Friedman Billings Ramsey, 17-Jan-2007 “We do not expect a competing bid, as the Board indicated it has already evaluated proposals from other strategic, financial and industry buyers.” – Bear Stearns, 23-Jan-2007 “Given this disclosure that the company was shopped and the strong valuation in our view, it does not appear likely that we will see a significant topping bid.” – Lehman Brothers, 16-Jan-2007

Discounted Cash Flow: Financial Sensitivities $48.33 – $66.19 Operational Sensitivities $46.39 – $66.78 Exceeds Standalone Valuation The proposed transaction exceeds the value Genesis would expect to achieve when examining the current standalone valuation of the Company through a discounted cash flow analysis Share Price Range vs. $63.00 Value is well above the midpoint and close to the top of the range with no execution risk

Present Value of Future Stock Price: Financial Sensitivities $41.12 - $57.35 Leveraged Recapitalization: $400 million in Year 1 $43.63 – $54.04 $400 million Over Years 1 – 4 $46.08 – $52.73 Exceeds Standalone Valuation (Cont’d) The present value of future stock price analysis demonstrates that the proposed transaction exceeds the value Genesis would expect to achieve assuming it met its strategic plan the same is true if the Company were recapitalized Share Price Range vs. $63.00 vs. $63.00